Securities and Exchange Commission

Washington, DC  20549

Gentlemen:

We were previously principal accountants for Transnational Financial Corporation (the Company) and on June 4, 1998, we reported on the financial statements of Transnational Financial Corporation as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997. On September 14, 1998, we were dismissed as principal accountants of the Company. We have read the Company's statements included under Item 4 of its Form 8-K for September 14, 1998 and we agree with such statements.

                                                    /s/ Moss Adams LLP


San Francisco, California
September 15, 1998